UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2022 (May 27, 2022)

MOBILE INFRASTRUCTURE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55760	47-3945882
(Commission File Number)	(IRS Employer Identification No.)

30 W. 4th Street, Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

(702) 534-5577

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2022, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Mobile Infrastructure Corporation, a Maryland corporation (the “Company”) and the Board each approved performance-based equity awards (the “Performance Awards”) to each of Manuel Chavez, the Company’s Chief Executive Officer (“Mr. Chavez”), and Stephanie Hogue, the Company’s President and Interim Chief Financial Officer (“Ms. Hogue”).

In approving the Performance Awards, the Committee and the Board recognized the Company’s interest in rewarding, incentivizing and retaining Mr. Chavez and Ms. Hogue, through the award of certain performance units in Mobile Infra Operating Partnership, L.P., a Maryland limited partnership of which the Company is the sole general partner (the “Operating Partnership”), with the goal of creating appropriate incentives for Mr. Chavez and Ms. Hogue to continue to grow the value of the Company over the long-term. The Performance Awards approved by the Committee and the Board, including the disinterested directors, are aligned with the interests of the Company’s stockholders. The principal objective of the Performance Awards is to link Mr. Chavez’s and Ms. Hogue’s long-term compensation opportunities with significant long-term stockholder value creation.

Pursuant to the performance unit award agreements entered into with respect to the Performance Awards (the “Performance Award Agreements”), Mr. Chavez was awarded 937,500 performance units of the Operating Partnership ( “Performance Units”) and Ms. Hogue was awarded 562,500 Performance Units, which will vest only to the extent that the market price of the Company’s common stock and the Company’s adjusted funds from operations (“AFFO”) per share of common stock achieve specified targets during the performance periods, as further described herein. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if the market price of the Company’s common stock is $25.00 per share, based on a 90-day weighted average price, at any time from the date of grant through December 31, 2025. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if the Company’s AFFO per share of common stock is at least $1.25 for four consecutive quarters prior to the fourth quarter of 2025 and then for an additional four consecutive quarters prior to December 31, 2027. Per share amounts are subject to adjustment, in the Committee’s discretion, in the event of any stock split, stock dividend or other similar adjustment to the number of shares of common stock outstanding. The Committee and the Board believe that the vesting requirements of the Performance Awards encourage long-term equity holding by Mr. Chavez and Ms. Hogue, further aligning the interests of Mr. Chavez and Ms. Hogue with the creation of stockholder value over the long-term.

The Performance Units are a class of partnership interests of the Operating Partnership. Once vested, the Performance Units are convertible into common units of the Operating Partnership after a one-year holding period on a one-for-one basis. Common units of the Operating Partnership are redeemable for shares of the Company’s common stock, on a one-for-one basis, or cash at the Company’s option, pursuant and subject to the terms and provisions of the partnership agreement of the Operating Partnership.

Upon Mr. Chavez’s or Ms. Hogue’s death, disability or termination of employment without Cause (as defined in their respective employment agreements), the Performance Units shall continue to be held by Mr. Chavez or Ms. Hogue, or their respective estates or heirs, as applicable, and shall otherwise vest, not vest, be forfeited or canceled in accordance with the terms of the applicable Performance Award Agreement.

The Performance Units awarded pursuant to the Performance Award Agreements were issued by the Operating Partnership in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, in transactions not involving any public offering.

Item 8.01.	Other Events.

On May 27, 2022, the Committee and the Board each approved long-term incentive equity awards (the “LTIP Awards”) in the form of LTIP Units of the Operating Partnership (the “LTIP Units”) to each of the Company’s non-employee directors with respect to their accrued but unpaid director compensation fees as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Accrued Director Fees”). The Committee and the Board approved the issuance of LTIP Units in an amount determined based on each such director’s Accrued Director Fees divided by $11.75, which is the Company’s latest net asset value per share of the Company’s common stock determined by the Board. The LTIP Units vest ratably over three years from the date of grant. In approving the LTIP Awards, the Committee and the Board recognized the Company’s interest in attracting and retaining non-employee members of the Board and alternatives to cash compensation for non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE INFRASTRUCTURE CORPORATION

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President and Interim Chief Financial Officer

Dated: May 31, 2022

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